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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549




                                       FORM 8-K

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): August 31, 1999

                                HARVEYS CASINO RESORTS
                (Exact name of registrant as specified in its charter)


          Nevada                        1-12802                88-0066882
(State or other jurisdiction   (Commission file number)      (IRS Employer
of incorporation)                                        Identification Number)


                            Highway 50 & Stateline Avenue
                                    P. O. Box 128
                               Lake Tahoe, Nevada 89449
                       (Address of principal executive offices)


      Registrant's telephone number, including area code:     (775) 588-2411


                                     Inapplicable
            (Former name or former address, if changed since last report)


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Item 5.  Other Events

On August 31, 1999, HBR Realty Company, Inc., a Nevada corporation and a wholly-owned subsidiary of the Registrant, entered into a Purchase and Sale Agreement and Joint Escrow Instructions ( the "Purchase Agreement").
Pursuant to the Purchase Agreement, HBR Realty Company, Inc. has agreed to purchase the greyhound track and land-based casino located in Council Bluffs, Iowa from Iowa West Racing Association, Nonprofit Corporation, an Iowa nonprofit corporation ("IWRA"). HBR Realty Company, Inc. will pay IWRA $165 million for the property known as Bluffs Run Casino. Upon closing of the transaction contemplated by the Purchase Agreement, HBR Realty Company, Inc. will lease the Bluffs Run Casino facilities back to IWRA. The Registrant will also take over management of Bluffs Run Casino, which requires approval from the Iowa Racing and Gaming Commission. The Registrant, through its wholly-owned subsidiaries, will receive management fees and lease income generally equal to the ongoing cash flow from the operations of Bluffs Run Casino.

As permitted under Item 601(b) of Regulation S-K, the Purchase Agreement is filed herewith without the schedules and similiar attachments. The Registrant will supply a copy of any omitted schedules or similar attachments to the Commission upon request.

In addition, the joint press release of the Registrant and IWRA dated September 1, 1999, is filed as Exhibit 99.1 hereto and is incorporated by reference.

Item 7. Exhibits

10.1 Purchase and Sale Agreement and Joint Escrow Instructions dated August 31, 1999 by and between HBR Realty Company, Inc., a Nevada corporation and Iowa West Racing Association, Nonprofit Corporation, an Iowa nonprofit corporation.

99.1  Press release dated September 1, 1999.

                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  HARVEYS CASINO RESORTS
                                                            (Registrant)


                                  /S/ John J. McLaughlin
                                  --------------------------------------
                                  John J. McLaughlin
                                  Senior Vice President, Chief Financial
                                  Officer and Treasurer